July 30, 2010

Adirondack Funds

2390 Western Avenue

Guilderland, NY  12084

Re: Adirondack Funds, File Nos. 333-121690 and 811-21691

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective  Amendment No. 2 to the Adirondack Funds Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933, Post-Effective Amendment No. 10 under the Investment Company Act of 1940 (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

 /s/ THOMPSON HINE LLP

THOMPSON HINE LLP